EXHIBIT 10.26
December 13, 2006
Dan Tarantine
3601 E. University Dr.
Phoenix, AZ 85034
     Change in Control Agreement
Dear Dan:
     The Board of Directors believes that it is in the best interests of White Electronic Design (“WED”) to take appropriate steps to allay any concerns you may have about your future employment opportunities with WED and its subsidiaries (WED and its subsidiaries are collectively referred to as the “Company”). As a result, the Board has decided to offer to you the benefits described below.
     Please bear in mind that these benefits are being offered only to a few, selected employees and we accordingly ask that you refrain from discussing this program with others. Also, please note that the benefits described below will only be effective if you sign the extra copy of this Change in Control Agreement (the “Agreement”) which is enclosed and return it to me. This Agreement was drafted to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code) and the proposed regulations issued thereunder. If the final regulations issued under Code Section 409A provide for more liberalized rules than those under this Agreement, and if the Company decides to amend the change in control agreements for other Company executives to reflect any such change, this Agreement will be amended in a manner consistent with the amendments made to those other change in control agreements.
     1. TERM OF AGREEMENT.
     This Agreement is effective immediately and will continue in effect as long as you are actively employed by the Company, unless you and the Company agree in writing to its termination.
     2. SEVERANCE PAYMENT AND STOCK OPTION ACCELERATION.
     If your employment with the Company is terminated without “Cause” (as defined in Section 5) at any time within twelve (12) months following a “Change in Control” (as defined in Section 4), you will receive the “Severance Payment” described below.
     The Severance Payment shall be an amount equal to the greater of your annual base salary and annual bonus of the two years immediately prior to the Change in Control.

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     The Severance Payment will be paid in one lump sum within five business days following your termination of employment.
     You are not entitled to receive the Severance Payment if your employment is terminated for Cause if you voluntarily terminate your employment for any reason, or if your employment is terminated by reason of your “Disability” (as defined below) or your death. In addition, you are not entitled to receive the Severance Payment if your employment is terminated by you or the Company for any or no reason before a Change in Control occurs or more than twelve (12) months after a Change in Control has occurred. For purposes of this agreement, “Disability” shall mean an incapacity due to physical or mental illness that results in you being medically unable to fulfill your duties of employment for one hundred eighty (180) calendar days in the aggregate in any twelve (12) months period.
     In order to receive the Severance Payment, you must execute any release reasonably requested by the Company.
     The Severance Payment will be paid to you without regard to whether you look for or obtain alternative employment following your termination of employment with the Company.
     Notwithstanding anything in this Agreement or in any option agreement to the contrary, upon a Change in Control, any stock option granted to you shall accelerate and become vested without further action. The exercise of the options will be based on the Company’s policy.
     3. BENEFITS CONTINUATION.
     If you are entitled to severance under Section 2, and you elect to continue your COBRA coverage benefits, the Company will pay your COBRA coverage premiums for a period of twelve (12) months following your termination of employment, provided that the Company payment shall cease if your COBRA coverage terminates in accordance with applicable rules.
     The Company does not intend to provide duplicative benefits. As a result, benefits otherwise receivable pursuant to this Section 3 shall be reduced or eliminated if and to the extent that you receive such benefits pursuant to any employment agreement you may have with the Company.
     Benefits otherwise receivable pursuant to this Section 3 also shall be reduced or eliminated if and to the extent that you receive comparable benefits from any other source (for example, another employer); provided, however, you shall have no obligation to seek, solicit or accept employment from another employer in order to receive the benefits provided by this Agreement.

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     4. CHANGE IN CONTROL DEFINED.
     For purposes of this Agreement, the term Change in Control shall mean and include the following transactions or situations:
          (a) Any sale of all or substantially all of the assets of the Company;
          (b) A merger or consolidation involving the Company, unless the stockholders of the Company receive in the transaction, with respect to their stock in the Company, stock or other securities representing a majority in voting interest of the acquiring entity’s equity securities;
          (c) Any sale of a majority voting interest of the outstanding stock of the Company by the holders thereof in a single transaction or series of related transactions;
          (d) Notice of termination or a material change in the nature or scope of Executive’s responsibilities, title and authority immediately prior to the Change in Control;
          (e) decrease in the total annual compensation or benefits payable to Executive other than as a result of a decrease in incentive-based compensation payable to the Executive and to all other executive officers of Company on the basis of Company’s financial performance;
          (f) requirement imposed by Company that Executive relocate to an office that is more than fifty (50) miles distant from the office at which he is employed or the borne at which he resides immediately prior to the Change in Control.
     5. CAUSE DEFINED.
     For purposes of this Agreement, the term “Cause” shall mean discharge resulting from a determination by the Company that you have: (i) been convicted of a criminal offense involving dishonesty, fraud, theft, embezzlement, breach of trust or moral turpitude; (ii) performed an act or failed to act which, if you were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company; or (iii) willfully refused to perform the duties reasonably assigned to you and consistent with your status as Executive Officer of the Company.
     6. CEILING ON BENEFITS.
     The Code places significant tax burdens on you and the Company if the total payments made to you due to a Change in Control exceed prescribed limits. For example, if your limit is $749,999 (because your “Base Period Income” (as defined below) is $250,000) and the “Total Payments” (as defined below) exceed the limit by even $1.00, you are subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to you in excess of $250,000. If

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your limit is $749,999, you will not be subject to an excise tax if you receive exactly $749,999. If you receive $750,000, you will be subject to an excise tax of $100,000 (20% of $500,000).
     In order to avoid this excise tax and the related adverse tax consequences for the Company, by signing this Agreement, you agree that the present value of your Total Payments will not exceed an amount equal to 2.99 times your Base Period Income. This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G of the Code.
     “Base Period Income” is an amount equal to your “annualized includible compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder. Generally, your “annualized includible compensation” is the average of your annual taxable income from the Company for the “base period,” which is the five calendar years prior to the year in which the Change in Control occurs (or the number of years worked if less than five). For example, if a Change in Control occurs in 2009, your base period compensation would be the average of the compensation includible in your income for years 2006, 2007, 2008 and because you were first employed in 2005, your annualized compensation for that partial year. Any compensation includible in your income for 2009 is disregarded for these purposes. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.
     Your “Total Payments” include the sum of the Severance Payment and any other “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder).
     If WED believes that these rules will result in a reduction of the payments to which you are entitled under this Agreement, it will so notify you within 60 days following delivery of the “Notice of Termination” described in Section 7. You and WED will then, at WED’s expense, retain legal counsel, certified public accountants, and/or a firm of recognized executive compensation consultants to provide an opinion or opinions concerning whether your Total Payments exceed the limit discussed above.
     WED will select the legal counsel, certified public accountants and executive compensation consultants. If you do not accept one or more of the parties selected by WED you may provide WED with the names of legal counsel, certified public accountants and/or executive compensation consultants acceptable to you. If WED does not accept the party or parties selected by you, the legal counsel, certified public accountants and/or executive compensation consultants selected by you and WED, respectively, will select the legal counsel, certified public accountants and/or executive compensation consultants to provide the opinions required.

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     At a minimum, the opinions required by this Section 6 must set forth (a) the amount of your Base Period Income, (b) the present value of the Total Payments and (c) the amount and present value of any excess parachute payments.
     If the opinions state that there would be an excess parachute payment, your payments under this Agreement will be reduced to the extent necessary to eliminate the excess.
     You will be allowed to choose which payment should be reduced or eliminated, but the payment you choose to reduce or eliminate must be a payment determined by such legal counsel, certified public accountants, and/or executive compensation consultants to be includible in Total Payments. You will make your decision in writing and deliver it to WED within 30 days of your receipt of such opinions. If you fail to so notify WED, it will decide which payments to reduce or eliminate.
     If the legal counsel, certified public accountants, and/or executive compensation consultants selected to provide the opinions referred to above so requests in connection with the opinion required by this Section 6, a firm of recognized executive compensation consultants, selected by you and WED pursuant to the procedures set forth above, shall provide an opinion, upon which such legal counsel, certified public accountants, and/or executive compensation consultants may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change in Control.
     If WED believes that your Total Payments will exceed the limitations of this Section 6, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the opinions called for above have been received.
     If the amount paid to you by WED is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, to have exceeded the limitation of this Section 6, the excess will be treated as a loan to you by WED and shall be repayable on the 90th day following demand by WED, together with interest at the “applicable federal rate” provided in Section 1274(d) of the Code.
     In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 6 shall be of no further force or effect.
     7. SUCCESSORS.
     WED will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of WED to assume, whether expressly or by operation of law, this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken

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place. As used in this agreement “Company” shall mean Company, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
8. BINDING AGREEMENT.
     This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
     9. NOTICE.
     For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to WED shall be directed to the attention of the Chief Executive Officer of WED with a copy to the General Counsel of WED, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     10. MISCELLANEOUS.
     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and a senior executive officer of the Company or a member of the Executive Compensation Committee of the Board of Directors of WED. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles. All references to sections of the Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

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     11. VALIDITY.
     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     12. COUNTERPARTS.
     This Agreement may be executed in several counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.
     13. ALTERNATIVE DISPUTE RESOLUTION.
     All claims, disputes and other matters in question between the parties arising under this Agreement shall, unless otherwise provided herein (such as in Sections 6 and 7(d)), be resolved by the arbitration provisions set forth below.
     Any dispute, controversy, or claim, whether contractual or non-contractual, between WED and you arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to WED and you. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $100,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix metropolitan area. The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.
     14. EXPENSES AND INTEREST.
     If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest

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announced by Guaranty Bank from time to time as its prime rate from the date that payments to you should have been made under this Agreement.
     15. PAYMENT OBLIGATIONS ABSOLUTE.
     WED’s obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that the Company may apply amounts payable under this Agreement to any debts owed to the Company by you on your Termination Date. All amounts payable by WED in accordance with this Agreement shall be paid without notice or demand. If WED has paid you more than the amount to which you are entitled under this Agreement, the Company shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.
     16. ENTIRE AGREEMENT.
     This Agreement sets forth the entire agreement between you and WED concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether written or oral, by any officer, employee or representative of the Company. Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.
     17. PARTIES.
     This Agreement is an agreement between you and WED. In certain cases, though, obligations imposed upon WED may be satisfied by a subsidiary of WED. Any payment made or action taken by a subsidiary of WED shall be considered to be a payment made or action taken by WED for purposes of determining whether WED has satisfied its obligations under this Agreement.
     18. SECTION 409A.
     The Company believes that the benefits provided pursuant to this Section 2 of this Agreement comply with the short-term deferral exception to the requirements of Section 409A of the Internal Revenue Code (the “Code”) as described in Prop. Treas. Reg. § 1.409A-1(b)(4). Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. You do not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement. If the Company concludes at a later date, in the exercise of its discretion, that the short-term deferral exception or any other exception to the

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requirements of Section 409A is available, the terms of this Agreement shall be performed in compliance with Section 409A and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.
     If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

Sincerely,

WHITE ELECTRONIC DESIGN

By:	/s/ Hamid R. Shokrgozar

Name:	Hamid R. Shokrgozar
Title:	Chairman & CEO
ACCEPTANCE and ACKNOWLEDGEMENT
     I hereby accept the offer to participate in this special benefits program and I agree to be bound by all of the provisions noted above.
/s/ Dan Tarantine

14, Dec.06